 Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 1-A Tier II offering statement under the Securities Act of 1933 of our report dated May 16, 2025, relating to the financial statements of Elektros, Inc. as of December 31, 2024, and 2023 and to all references to our firm included in this offering statement.

/S/ Boladale Lawal

BOLADALE LAWAL & CO

Chartered Accountants

PCAOB No:6993

Lagos, Nigeria

September 2, 2025